As Filed With the Securities and Exchange Commission

on June 29, 2007

Registration Nos. 333-08987

333-52209

333-36402

333-59444

333-82370

333-107572

333-117879

333-136314

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-08987

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-52209

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-36402

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-59444

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-82370

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-107572

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-117879

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-136314

UNDER

THE SECURITIES ACT OF 1933

KRONOS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2640942
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

297 Billerica Road, Chelmsford,	01824
Massachusetts	(Zip Code)
(Address of Principal Executive Offices)

KRONOS INCORPORATED 1992 EQUITY INCENTIVE PLAN

KRONOS INCORPORATED 1992 EMPLOYEE STOCK PURCHASE PLAN

KRONOS INCORPORATED 2002 STOCK INCENTIVE PLAN

KRONOS INCORPORATED 2003 EMPLOYEE STOCK PURCHASE PLAN

KRONOS INCORPORATED AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Paul A. Lacy

Kronos Incorporated

297 Billerica Road

Chelmsford, Massachusetts 01824

(978) 250-9800

(Name, address and telephone number, including area code, of Agent for Service)

With copies to:

William Dougherty	John Pomerance
Simpson Thacher & Bartlett LLP	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
425 Lexington Avenue	One Financial Center
New York, New York, 10017	Boston, Massachusetts, 02111

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Kronos Incorporated (the “Registrant”) (collectively, the “Registration Statements”):

File No. 333-08987, pertaining to the registration of 412,500 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s 1992 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on July 26, 1996.

File No. 333-52209, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s 1992 Equity Incentive Plan, which was filed with the SEC on May 8, 1998.

File No. 333-36402, pertaining to the registration of 300,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s 1992 Employee Stock Purchase Plan, which was filed with the SEC on May 5, 2000.

File No. 333-59444, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s 1992 Equity Incentive Plan, which was filed with the SEC on April 24, 2001.

File No. 333-82370, pertaining to the registration of 1,700,000 shares of the Registrant’s common stock, par value $0.01 per share, under the Registrant’s 2002 Stock Incentive Plan, which was filed with the SEC on February 8, 2002.

File No. 333-107572, pertaining to the registration of 750,000 shares of the Registrant’s common stock, par value $0.01 per share, under the Registrant’s 2003 Employee Stock Purchase Plan, which was filed with the SEC on August 1, 2003.

File No. 333-117879, pertaining to the registration of 2,450,000 shares of the Registrant’s common stock, par value $0.01 per share, under the Registrant’s 2002 Stock Incentive Plan, which was filed with the SEC on August 2, 2004.

File No. 333-136314, pertaining to the registration of 4,000,000 shares of the Registrant’s common stock, par value $0.01 per share, under the Registrant’s Amended and Restated 2002 Stock Incentive Plan, which was filed with the SEC on August 4, 2006.

On March 22, 2007, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seahawk Acquisition Corporation, a Delaware corporation (“Parent”), and Seahawk Merger Sub Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).  Parent is owned by affiliates of Hellman & Friedman LLC and JMI Equity, private investment firms.  The closing for the Merger (the “Closing”) has occurred, and the Merger became effective, on June 11, 2007 pursuant to the Articles of Merger filed on the same date with the Secretary of State of the Commonwealth of Massachusetts.

Pursuant to Rule 478(a)(4) under the Securities Act of 1933, as amended, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the Registrant’s 1992 Equity Incentive Plan, 1992 Employee Stock Purchase Plan, Amended and Restated 2002 Stock Incentive Plan, and 2003 Employee Stock Purchase Plan, and registered under the Registration Statements on Forms S-8 listed above, filed with the SEC on the dates listed above, which have not been issued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of Massachusetts, on this 29th day of June, 2007.

KRONOS INCORPORATED

By:	/s/ Aron J. Ain
Aron J. Ain, Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Aron J. Ain and Mark V. Julien, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the registration statements on Form S-8 have been signed below by the following persons in the capacities indicated on the date indicated below

Date:	June 29, 2007

Signature	Title

/s/ Aron J. Ain	Chief Executive Officer and Director
Aron J. Ain	(Principal Executive Officer)

/s/ Mark V. Julien	Chief Financial Officer
Mark V. Julien	(Principal Financial Officer)

/s/ David R. Tunnell	Director
David R. Tunnell

/s/ F. Warren Hellman	Director
F. Warren Hellman